As filed with the Securities and Exchange Commission on April 13, 2023

Registration Nos. 333-197691,
333-168335, 333-132673, 333-117705,
333-100246. 333-97257,

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-197691

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-168335

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-132673

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-117705

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-100246

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-97257

UNDER THE SECURITIES ACT OF 1933

________________________________________

Deutsche Bank Aktiengesellschaft

(Exact Name of Registrant as Specified in Its Charter)

________________________________________

GERMANY (State or Other Jurisdiction of Incorporation or Organization)	NOT APPLICABLE (I.R.S. Employer Identification Number)

Taunusanlage 12
60325 Frankfurt am Main
Germany
011-49-69-910-00
(Address of Registrant’s Principal Executive Offices)

Deutsche Bank Equity Plan
Deutsche Bank Global Share Purchase Plan
Deutsche Bank Share Scheme
Deutsche Bank Restricted Equity Units Plan
Deutsche Bank Key Employee Equity Plan
Deutsche Bank Global Share Plan 2002 – U.S. Employees
Deutsche Bank Global Partnership Plan
Deutsche Bank Fund Tracker Executive Plan & Addendum
(Full Title of the Plan)

DB USA Corporation
60 Wall Street
New York, New York 10005
Attention: Office of the Secretary
(212) 250-2500
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Legal Department Deutsche Bank Aktiengesellschaft 60 Wall Street New York, NY 10006 (212) 250-2500	Legal Department Deutsche Bank Aktiengesellschaft Taunusanlage 12 60325 Frankfurt am Main Germany 011-49-69-910-00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Deutsche Bank Aktiengesellschaft (the “Registrant”).

File No. 333-197691, filed with the Securities Exchange Commission (the “Commission”) on July 29, 2014, pertaining to the registration of 20,000,000 ordinary shares, no par value, of the Registrant’s stock (“Shares”), to be offered pursuant to the Deutsche Bank Equity Plan.

File No. 333-168335, filed with the Commission on July 27, 2010, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on August 31, 2010, pertaining to the registration of 20,000,000 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Equity Plan and Deutsche Bank Global Share Purchase Plan.

File No. 333-132673, filed with the Commission on March 24, 2006, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on August 17, 2007, pertaining to the registration of 3,000,000 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Share Scheme and Deutsche Bank Equity Plan and 12,000,000 ordinary shares, no par value, of the Registrant’s stock to be offered pursuant to the Deutsche Bank Restricted Equity Units Plan and Deutsche Bank Equity Plan.

File No. 333-117705, filed with the Commission on July 27, 2010, pertaining to the registration of 15,300,000 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Restricted Equity Units Plan, and 3,200,000 ordinary shares, no par value, of the Registrant’s stock to be offered pursuant to the Deutsche Bank Key Employee Equity Plan.

File No. 333-100246, filed with the Commission on September 30, 2002, pertaining to the registration of 1,560,000 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Global Share Plan 2002 – U.S. Employees.

File No. 333-97257, filed with the Commission on July 29, 2002, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on July 14, 2004, pertaining to the registration of 16,000,000 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Share Scheme and the Deutsche Bank Executive Fund Tracker Plan & Addendum; 7,062,783 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Global Partnership Plan; 5,237,217 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Global Partnership Plan; and 3,400,000 ordinary shares, no par value, of the Registrant’s stock, to be offered pursuant to the Deutsche Bank Restricted Equity Units Plan.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Forms S-8 amended here, and removes from registration any and all shares, unsecured deferred compensation obligations, plan interests and other securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized on the 12th day of April, 2023.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Mathias Otto
Mathias Otto
Managing Director and Senior Counsel Frankfurt, Germany

By:	/s/ Joseph C. Kopec
Joseph C. Kopec Managing Director and Senior Counsel New York, NY

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.